AXM Receives Notification Letter from American Stock Exchange

February 7, 2006

LAS VEGAS -- AXM Pharma, Inc. (AMEX: AXJ), a manufacturer of proprietary and generic pharmaceutical and nutraceutical products for the Chinese and other Asian markets, announced today that it has received notification from the American Stock Exchange (“Amex”) that the Company does not meet certain of the continued listing standards as set forth in the Amex Company Guide.  Specifically, the Amex cited Section 1003(a)(iv) of the Company Guide and noted its concern about the Company’s ability to continue operations and meet its obligations in view of its substantial operating losses.  The Company has until March 3, 2006 to submit a plan of action that would bring it into compliance with the listing requirements by May 2, 2006.  If the Company fails to submit a plan, or submits a plan that is not acceptable, it will be subject to delisting proceedings.

Wang Weishi, CEO of the Company, said:  “We are working diligently on a plan to improve the Company’s financial position and we hope to submit our response to the Amex within the prescribed time period.”

About AXM Pharma, Inc.

AXM Pharma, Inc., through its wholly owned subsidiary, AXM Pharma Shenyang, Inc. ("AXM Shenyang"), is a manufacturer of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. AXM Shenyang is located in the City of Shenyang, in the Province of Liaoning, China. AXM Shenyang has an operating history of approximately 10 years. For additional information on AXM Pharma Inc., please visit http://www.axmpharma.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law, including the statements regarding the Company's opportunities for future growth. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, obtaining regulatory approvals to market the Company's products, the uncertainties associated with distributing products in a developing country such as China, the availability of cash to meet near term requirements as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to AXM, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, AXM's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

Contact:

CEOcast, Inc. for AXM Pharma

Daniel Schustack, 212-732-4300